Exhibit 5.4

CONSENT OF WENCHANG NI

In connection with Silvercorp Metals Inc.’s registration statement on Form F-10, dated July 30, 2010, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Wenchang Ni, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “NI 43-101 Technical Report on Resources and Reserves Update Ying District Silver-Lead-Zinc Project” dated February 26, 2010 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: July 30, 2010

/s/ Wenchang Ni
Name: Wenchang Ni